UNITED STATES

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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NIELSEN HOLDINGS PLC

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The following email was distributed to certain shareholders of Nielsen Holdings plc (“Nielsen”) on April 27, 2020.

Dear [Shareholder],

We are reaching out to ask you for your support at our upcoming annual meeting on May 12, particularly on two proposals that are important for us to continue to access equity capital markets from time to time.

These proposals (#7 and #8 in our proxy statement) relate to our ability to issue equity as well as our ability to issue equity without preemptive rights. We are a U.S.-based company, listed only on the NYSE, and we follow U.S. governance practices. However, we are incorporated in the UK and are subject to the UK Companies Act. Under UK law, we are required to obtain shareholder approval periodically for authority to issue equity without preemptive rights. In 2015 when we became incorporated in the UK, we obtained that authority for five years, and we are seeking to renew it for another five years, which would keep us on the same footing as U.S. public companies, which almost universally have the ability to issue equity without preemptive rights up to the limits in their corporate charters.

Unfortunately, one of the major proxy advisory firms, ISS, has recommended against these proposals, mistakenly applying UK governance guidelines that do not apply to us because we are not listed in the UK. We promptly escalated this matter through ISS’s communication process but we have yet to receive acknowledgement or satisfactory resolution. In contrast, another major proxy advisory firm, Glass Lewis, has recognized that it is appropriate to apply U.S. standards to us, not the UK guidelines, and has recommended a vote in favor of both proposals.

If we do not receive shareholder approval for these two proposals, our ability to issue equity if needed will be severely restricted or perhaps even eliminated. Particularly in the current environment, we believe this would be detrimental to our company and our shareholders. Accordingly, we are asking that you vote in favor of these proposals as recommended by Glass Lewis, notwithstanding ISS’s recommendation.

We would be very happy to talk with you further about this issue. We have attached the letter we have sent to ISS to this email in case the additional information is helpful. Please let me know if you’d be available to discuss.

Thank you,

Sara

Attachment:

To: DraftReceivers@issgovernance.com

From: Emily.Epstein@Nielsen.com

Date: Apr 22, 2020, 2:34 PM

Subject: Attention US Research Team -Draft Report for Nielsen Holdings plc (“Nielsen”, “we” or “us”)

Dear Sir or Madam:

We have received your preliminary draft (the “Draft”) of the ISS proxy analysis for Nielsen’s proxy statement for its 2020 Annual General Meeting of Shareholders. We are submitting this email response because, for the reasons set forth below, ISS has not applied the correct voting policy in respect of its recommendations against Proposal No. 7 (Authorization of the Board of Directors to Allot Equity Securities) and Proposal No. 8 (Approval of the Board of Directors to Allot Equity Securities without Rights of Pre-emption) included in Nielsen’s proxy statement.

Nielsen is a UK-incorporated company that is a U.S. domestic issuer listed solely on the New York Stock Exchange (the “NYSE”). ISS evaluated Proposals No. 7 and No. 8 under its United Kingdom and Ireland Proxy Voting Guidelines (the “UK Guidelines”), as opposed to its United States Proxy Voting Guidelines (the “US Guidelines”). Application of the UK Guidelines to these recommendations is in error and is inconsistent with ISS’s stated policies, and its own conclusion elsewhere in the Draft. The UK Guidelines expressly state that they apply to “ISS benchmark vote recommendations for companies listed in the United Kingdom and Ireland,” and to “companies incorporated in other territories . . . and which are either listed in the UK and Ireland or on the Channel Islands Securities Exchange.” Nielsen is not listed in the UK or Ireland and, therefore, does not meet this criteria. The Draft acknowledges elsewhere, in Proposal No. 9, that the US Guidelines should apply since Nielsen is considered a U.S. domestic issuer and trades solely on US exchanges.

The US Guidelines provide that for foreign-incorporated companies, “items that are on the ballot solely due to the requirements of another market . . . may be evaluated under the policy of the relevant market, regardless of the “assigned” market coverage.” While we believe it is not appropriate to apply the UK Guidelines at all, we also believe that the application of the UK Guidelines to Proposals No. 7 and No. 8 by their own terms should yield a different result. The UK Guidelines provide that they are aimed at reflecting “good practice standards relevant to the UK market” (a market that is not relevant to Nielsen as a U.S. domestic issuer listed solely on the NYSE) and that “[ISS] recognise that in certain cases there may be a good reason why non-standard corporate governance arrangements fit a company’s particular circumstances” (see page 4 of the UK Guidelines). Additionally, the UK Guidelines state under the heading “Application of this policy” that “ISS will apply [the UK Guidelines] as a guideline, but analysts will take a holistic view of the company’s situation, and consider any explanation for non-standard practice, when determining voting recommendations.”

The ISS recommendations on Proposals No. 7 and No. 8 rely on the Pre-Emption Group Statement of Principles and the Investment Association’s Share Capital Management Guidelines (collectively, the “UK Market Policies”). However, the UK Market Policies do not apply to companies whose shares are not listed with the Financial Conduct Authority or traded on the London Stock Exchange. The Pre-Emption Group Statement of Principles make clear that they apply only to companies with shares admitted to the Premium Listing segment of the Official List of the Financial Conduct Authority and to trading on the Main Market for listed securities of the London Stock Exchange, and establish a series of guidelines that align to market norms in the UK given the significance placed on pre-emption rights in the UK listed market. Similarly, the Investment Association’s Share Capital Management Guidelines provide that the guidance set forth therein applies to companies whose shares are admitted to the premium segment of the Official List of the Financial Conduct Authority.

To apply the UK Guidelines, and the UK Market Policies by extension, to Nielsen would be unfair and prejudicial to Nielsen and potentially misleading to its shareholders. Proposals No. 7 and No. 8 simply seek to put Nielsen on level footing with other U.S. public companies, which is the relevant market given that Nielsen is only U.S.-listed and operates within the guidelines of accepted U.S. corporate governance practices. U.S. public companies generally are not subject to pre-emption rights or restrictions on the ability to issue authorized equity as a matter of the law of their jurisdiction of incorporation. The general authority of a board of directors to issue equity securities up to the amount authorized by the articles of incorporation (subject to any stock exchange shareholder approval requirements, which Nielsen would remain subject to) is a standard feature of U.S. public companies, and it would put Nielsen at a competitive disadvantage to be deprived of such authority. It is particularly important in the current environment for Nielsen to have the ability to access equity capital on a timely basis (as other U.S. public companies are able to do) if and when needed. Proposals No. 7 and No. 8 are also consistent with the authorization that Nielsen has had in place for the entirety of its existence as a UK-incorporated company, as it received a five-year authorization when it reincorporated into the UK in 2015, and this is accordingly a feature that Nielsen’s investors are well familiar with.

As a company listed solely on the NYSE, Nielsen should be subject to corporate governance practices that are consistent with U.S. public company norms, and not market norms that are designed for, and applicable only to, UK-listed companies. While Nielsen is required to bring Proposals No. 7 and No. 8 to a vote by its shareholders under the UK Companies Act of 2006, it should not be subject to UK-based policies and guidelines with respect to its authority to issue equity without pre-emptive rights, which policies and guidelines are intended to apply specifically to UK-listed companies. As also noted above, denying Nielsen the ability to access the equity markets, which a vote against Proposals No. 7 and No. 8 would do, would be harmful to Nielsen’s ability to raise capital as may be necessary to navigate the environment in which Nielsen and other companies now find themselves.

We hope that this letter has helped clarify our position with respect to Proposals No. 7 and No. 8, and that you will decide to change your recommendation with respect to these Proposals. We would also be happy to discuss this matter with you further should you wish. You can reach me by phone at 917.596.9741 or by email at emily.epstein@nielsen.com.

Yours very truly,

Emily Epstein

Additional Information

Nielsen has filed a definitive proxy statement (the “Proxy Statement”) and form of proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2020 Annual General Meeting of Shareholders (the “2020 Annual Meeting”). NIELSEN SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Nielsen’s shareholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Nielsen, without charge, at the SEC’s website (http://www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Nielsen Holdings plc, 85 Broad Street, New York, NY 10004, Attention: Corporate Secretary; telephone (646) 654-5000, or from Nielsen’s website www.nielsen.com.

Certain Information Regarding Participants

Nielsen, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Nielsen’s shareholders in connection with the matters to be considered at the 2020 Annual Meeting. Information regarding the names of Nielsen’s directors and executive officers and their respective interests in Nielsen by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in Nielsen’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above.